Exhibit 99.1

ScoutCam Announced Private Placement of $20 Million from Institutional Investors

ScoutCam (OTCQB:SCTC), a leading developer and manufacturer of customized micro visual solutions and supplementary technologies, today announced a private placement of $20,000,000 from first tier Israeli institutional investors. The closing of the private placement is expected to occur by March 31, 2021. In connection with the private placement, the board of directors of the Company resolved to take steps to promote the uplisting of the Company to the Nasdaq Stock Market.

Net proceeds of the offering will be used by the Company to further advance its innovative products and technology in the medical device sector and into the fields of maintenance and predictive maintenance, a critical pillar of Industry 4.0.

As part of the agreements, ScoutCam will issue the investors 22,222,223 shares of common stock at a price of $0.9 and 22,222,223 warrants to purchase shares of common stock at an exercise price per share of $1.15.

Barak Capital Underwriting acted as the placement agent in connection with the offering.

The private placement securities have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any state securities laws, and may not be offered or sold, directly or indirectly, or delivered within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About ScoutCam

ScoutCam is a leading provider of customized visual solutions for organizations across a variety of industries in the form of highly resistant micro cameras and supplementary technologies. ScoutCam devices are used across the medical, aerospace, industrial, research and defense industries. For more information please visit: https://www.scoutcam.com

Media Contact

Tanya Yosef

info@scoutcam.com

+972 73 370-4691

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on the Company’s expectations, beliefs, assumptions and intentions regarding, among other things, the closing of the private placement and the contemplated uplisting to Nasdaq. They are not guarantees that the closing of the private placement shall take place or that the securities of the Company will be admitted for trade on Nasdaq Stock Market. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.